As filed with the Securities and Exchange Commission on May 29, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IBIO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-2797813

(State of Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

9 Innovation Way, Suite 100, Newark, Delaware 19711
(Address of Principal Executive Offices, including Zip Code)

2008 Omnibus Equity Incentive Plan of iBioPharma, Inc.
(Full title of the plan)

Robert B. Kay
Chief Executive Officer
9 Innovation Way, Suite 100
Newark, Delaware 19711
(302) 355-0650
(Name, Address and Telephone Number of Agent for Service)

with copies to:

Andrew Abramowitz, Esq.
Andrew Abramowitz, PLLC
565 Fifth Avenue
9th Floor
New York, New York 10017
(212) 972-8883 (fax)

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

          Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	5,476,667	(2)	$1.56	(3)	$8,543,601	$979.10
Common Stock	4,523,333	(4)	$1.24	(5)	$5,608,933	$642.78

(1)

In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, $0.001 par value per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents shares of Common Stock subject to outstanding awards under the 2008 Omnibus Equity Incentive Plan of iBioPharma, Inc. (the “Plan”). Subsequent to the adoption of the Plan, the Registrant’s corporate name was changed from iBioPharma, Inc. to iBio, Inc.

(3)	The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price under the outstanding awards.

(4)	Represents shares of Common Stock available for future issuance under the Plan.

(5)

The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock, as reported on the NYSE Amex Market, on May 21, 2012.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the year ended June 30, 2011 filed with the SEC on September 29, 2011.

2. The Company’s Definitive Proxy Statement on Schedule 14A filed on November 8, 2011.

3. The Company’s Quarterly Reports on Form 10-Q, for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011, for the quarter ended December 31, 2011 filed with the SEC on February 14, 2012, and for the quarter ended March 31, 2012 filed with the SEC on May 15, 2012.

4. The Company’s Current Reports on Form 8-K filed on November 4, 2011, November 8, 2011, December 13, 2011, January 10, 2012 and January 26, 2012.

5. The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A (File No. 001-35023), filed on December 29, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation will provide for indemnification of the Registrant’s officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as the Registrant’s representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation.

As permitted under Delaware law, the Registrant’s By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description
3.1	Certificate of Incorporation of iBio, Inc., filed as Exhibit 3.1 to iBio’s Registration Statement on Form 10 filed on July 11, 2008 and incorporated herein by reference.

3.2	Certificate of Amendment to Certificate of Incorporation of iBio, Inc., filed as Exhibit 3.1 to iBio’s Current Report on Form 8-K filed on December 15, 2010 and incorporated herein by reference.

3.3	Form of Bylaws of iBio, Inc., filed as Exhibit 3.2 to iBio’s Current Report on Form 8-K filed on August 14, 2009 and incorporated herein by reference.

4.1	Form of Common Stock Certificate of iBio, Inc., filed as Exhibit 4.1 to iBio’s Registration Statement on Form 10 filed on July 11, 2008 and incorporated herein by reference.

5.1	Opinion of Andrew Abramowitz, PLLC

23.1	Consent of J.H. Cohn LLP

23.2	Consent of Andrew Abramowitz, PLLC (included in Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this registration statement)

99.1	2008 Omnibus Equity Incentive Plan of iBioPharma, Inc.

Item 9.	Undertakings.

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) to include any material information with respect to the Plan not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware on May 29, 2012.

IBIO, INC.

By:	/s/ Robert B. Kay

Robert B. Kay
Chief Executive Officer and Director

POWER OF ATTORNEY

          We, the undersigned officers and directors of the Registrant, iBio, Inc., a Delaware corporation, hereby severally and individually constitute and appoint Robert B. Kay, Chief Executive Officer and Douglas Beck, CPA, Chief Financial Officer, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Kay	Chief Executive Officer and Director (Principal Executive Officer)
May 29, 2012
Robert B. Kay

/s/ Douglas Beck, CPA	Chief Financial Officer (Principal Financial and Accounting Officer)
May 29, 2012
Douglas Beck, CPA

/s/ James T. Hill	Director	May 29, 2012

General James T. Hill (Ret.)

/s/ Glenn Chang	Director	May 29, 2012

Glenn Chang

/s/ John D. McKey, Jr.	Director	May 29, 2012

John D. McKey, Jr.

/s/ Philip K. Russell	Director	May 29, 2012

Philip K. Russell, M.D.

/s/ Arthur Y. Elliott	Director	May 29, 2012

Arthur Y. Elliott, Ph.D.

Jules A. Müsing	Director	May 29, 2012

Jules A. Müsing